Exhibit 5.1

May 22, 2014

Weyerhaeuser Company

33663 Weyerhaeuser Way South

Federal Way, WA 98003

Ladies and Gentlemen:

I have acted as counsel for Weyerhaeuser Company, a Washington corporation (the “Company”), in connection with the filing of a Registration Statement on Forms S-4 and S-1 (such Registration Statement, as amended or supplemented, the “Registration Statement”) by Weyerhaeuser Real Estate Company, a Washington corporation and indirect wholly owned subsidiary of the Company (“WRECO”), with the U.S. Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the common shares of WRECO, par value $0.04 per share (the “WRECO common shares”), to be offered to shareholders of the Company in exchange for common shares of the Company and immediately converted into the right to receive shares of common stock of TRI Pointe Homes, Inc. pursuant to the exchange offer described in the Registration Statement. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Registration Statement.

In that connection, I have examined the originals or duplicates or certified and conformed copies of such documents, corporate records and other instruments as deemed necessary or appropriate for the purposes of this opinion.

I also have relied, with respect to certain factual matters, on the representations and warranties of officers and other representatives of the Company, WRECO and others. With respect to the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity of originals of all documents submitted to me as certified or reproduced copies.

Based upon the foregoing, I am of the opinion that the WRECO common shares that have been issued prior to the date hereof are duly authorized and validly issued, fully paid and non-assessable.

I am admitted to practice only in the State of Washington, and accordingly, do not express any opinion herein concerning any law other than the laws of the State of Washington and the Federal law of the United States of America.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Devin W. Stockfish, Esq.

Devin W. Stockfish, Esq.